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TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987 the Board of Directors of American Enterprise Life Insurance Company:

     RESOLVED, That American Enterprise Variable Annuity Account, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

     RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future they determine to be appropriate; and

     RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As Executive Vice President - Annuities of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, an additional subaccount within the separate account that will invest in the following funds:

     RiverSourceSM Variable Portfolio -Global Inflation Protected Securities
     Fund

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 177 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 178 subaccounts.

                                          Received by the Assistant Secretary:

/s/ Gumer C. Alvero                       /s/ Laura M. Imholte
-------------------------------------     -------------------------------------
Gumer C. Alvero, President                Laura M. Imholte

Date:  April 24, 2006